Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S   •   R E L E A S E

LINCOLN ELECTRIC ACQUIRES BAKER INDUSTRIES, INC.

Advances Lincoln Electric’s Automation Capabilities and Its New Metal Additive Manufacturing Service Business

CLEVELAND, Monday, April 1, 2019, – Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced it acquired Baker Industries, Inc. (“Baker”) and related assets. Baker is a privately held Detroit, Michigan-based provider of custom tooling, parts and fixtures primarily serving automotive and aerospace markets. Baker has extensive in-house design and manufacturing capabilities, including machining, fabricating, assembly and additive manufacturing. Their operations adhere to stringent aerospace quality management standards and are AS9100D certified and Nadcap accredited.

The Baker organization will complement Lincoln Electric’s automation portfolio and its new metal additive manufacturing service business that will launch in mid-2019. Leveraging Lincoln Electric’s core competencies in automation, software development and metallurgy, the new metal additive business will manufacture large-scale printed metal parts, prototypes and tooling for industrial and aerospace customers. The Baker operation, along with a new Cleveland, Ohio-based additive manufacturing development center, will provide an additive manufacturing platform to help customers improve their lead times, designs and quality in their operations.

“We are pleased to welcome Baker Industries to Lincoln Electric and to our automation portfolio’s new additive manufacturing platform,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Additive manufacturing is a key strategic growth area in automation, and Baker’s expertise and capabilities will assist in scaling our additive manufacturing services and expand our presence in attractive aerospace and automotive end markets.”

Lincoln Electric’s automation revenue is approximately $500 million in annualized sales with the addition of Baker Industries. Terms of the transaction were not disclosed.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 60 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com